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                                                                    EXHIBIT 10.5

                             WOMEN.COM NETWORKS LLC

                         EXECUTIVE EMPLOYMENT AGREEMENT

        This Employment Agreement (the "AGREEMENT") is entered into by and between MARLEEN MCDANIEL ("EXECUTIVE"), WOMEN.COM NETWORKS LLC (the "COMPANY") and WOMEN.COM NETWORKS ("WOMEN.COM") as of this 27th day of January, 1999. Capitalized terms used and not defined herein shall have the meanings given to them in the LLC Agreement (as hereinafter defined).

        WHEREAS, the Company, Women.com and Hearst HomeArts, Inc. ("HEARST") have entered into a Limited Liability Company Agreement of even date herewith (the "LLC AGREEMENT");

        WHEREAS, Executive presently is an executive employee and shareholder of Women.com and Executive has extensive knowledge with respect to the operations of Women.com;

        WHEREAS, the LLC Agreement contemplates that Executive will become the President, Chief Executive Officer and Chairperson of the Management Committee of the Company pursuant to this Agreement; and

        WHEREAS, the parties desire to enter into this Agreement under the terms and conditions contained herein;

        NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

        1. EMPLOYMENT. Commencing upon the Closing Date (as such term is defined in the LLC Agreement), Executive shall render full-time services to the Company as President, Chief Executive Officer and Chairperson of the Management Committee of the Company for at least three (3) years from the date hereof (the "TERMINATION DATE") unless terminated earlier pursuant to paragraph 5 hereto. In her capacity as the President, Chief Executive Officer and Chairperson of the Management Committee, Executive shall report directly to the Management Committee. The Executive shall possess the responsibilities, duties, and authorities that are customarily associated with such position. Executive will devote her best efforts and substantially all of her business time and attention to the business of the Company and Women.com.

        2. COMPENSATION.

               (a) SALARY. Executive shall receive a salary in the amount of $200,000.00 per year, subject to standard payroll deductions and withholdings. Such salary amount shall be reviewed from time to time as determined by the Management Committee of the Company.

               (b) BONUS. Executive shall be eligible to receive an annual bonus as set forth in EXHIBIT A hereto.

               (c) ADDITIONAL BENEFITS. Executive shall be entitled to all benefits for which she is eligible under the terms and conditions of the Company's standard benefits programs and practices which may be in effect from time to time and provided by the Company to its employees generally.

               (d) OPTIONS. Executive shall be eligible to receive additional option grants from time to time as determined by the Management Committee of the Company.


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        3. OUTSIDE ACTIVITIES. By and in consideration of the salary and benefits to be provided by the Company hereunder, except with the prior written consent of the Company's Management Committee, Executive agrees that, during the period commencing with the date hereof and during the period Executive is entitled to Severance Benefits hereunder, she will not directly or indirectly through any person, firm or corporation engage or prepare to engage in any activity in competition with the Company, make any financial investment in (except that Executive may own up to two percent (2%) of the shares in a publicly traded company which may compete with the Company) provide other services to, or establish a business relationship with, a business or individual engaged in or preparing to engage in competition with the Company. Executive may engage in civic and not-for-profit activities so long as such activities do not breach any provision of this Agreement or materially interfere with the performance of her duties hereunder.

        4. PROPRIETARY AND CONFIDENTIAL INFORMATION OBLIGATIONS. Executive agrees to continue to abide by her obligations pursuant to Women.com's Proprietary Information Agreement assigned to the Company on the date hereof (attached hereto as EXHIBIT B), including but not limited to, the obligation to refrain from using or disclosing the proprietary and confidential information of the Company as an assignee of all rights, responsibilities and obligations of Women.com thereto. Executive acknowledges that these obligations continue even after her employment with the Company has terminated.

        5. TERMINATION OF EMPLOYMENT. Executive's employment relationship with the Company is at-will, and either Executive or the Company may terminate that employment relationship at any time and for any reason, with or without Cause (as defined below in paragraph 5(c)) upon giving thirty (30) days written notice to the other party; provided, however, that the Company may effect an immediate termination of this Agreement upon a termination for Cause. This at-will employment relationship cannot be changed except in writing signed by the Executive and a duly authorized officer of the Company.

               (a) Should the Executive be terminated pursuant to an Involuntary Termination (as defined below in paragraph 5(b)) prior to the Termination Date, the Executive shall receive (i) Severance Benefits (as hereinafter defined) for the greater of (A) the number of months remaining until the Termination Date, beginning on the date that she is effectively terminated or (B) a period of six
(6) months, beginning on the date she is effectively terminated, (ii) all vested options held by the Executive (and such vested options shall be exercisable for three (3) months after the date of Executive's termination of employment) and
(iii) all unvested options held by the Executive which would have vested had the Executive been an employee of the Company through the Termination Date shall immediately accelerate (the "ACCELERATED OPTIONS') (the Accelerated Options shall be exercisable by the Executive for a period of three (3) months after the date of Executive's termination of employment). "SEVERANCE BENEFITS" shall mean
(I) the Executive's base salary as defined in paragraph 2(a), which shall be paid at semi-monthly intervals on the 15th and the last day of each calendar month and will be subject to all applicable withholding requirements and (II) benefits as described in paragraph 2(c); provided, however, that the Company shall in no event be required to provide any benefits after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive's services (such entitlement being determined without regard to any individual waivers or other similar arrangements).

               (b) For purposes of this Agreement, "INVOLUNTARY TERMINATION" shall mean (i) the involuntary termination of Executive's employment with the Company other than a termination for Cause (as defined below in paragraph 5(c)), disability (as defined in paragraph 5(d)) or as a result of death or (ii) Executive's voluntary resignation within sixty (60) days following (A) a material reduction in the scope of her duties and responsibilities or the level of management to which she reports, (B) a reduction in the


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level of her compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based incentive program) by more than fifteen (15%) percent or (C) a relocation of her principal place of employment by more than fifty (50) miles; provided, that the Company may cure such reduction or relocation within ten (10) days of notice thereof. Involuntary Termination shall not include the termination of her employment by reason of retirement, death or disability.

               (c) For purposes of this Agreement, Executive's employment will be deemed to be terminated for "CAUSE" if her termination occurs for any of the following reasons: (i) her commission of any felony, any crime involving the Company, or any crime involving fraud, moral turpitude or dishonesty; (ii) any unauthorized use or disclosure of the Company's proprietary information or breach of paragraph 3 or 4 of this Agreement; (iii) any intentional misconduct or gross negligence on her part which has a materially adverse effect on the Company's business or reputation; or (iv) her repeated and willful failure to perform the duties, functions and responsibilities of her executive position after a written warning from the Company. Physical or mental disability shall not constitute "CAUSE."

               (d) For purposes of this Agreement, Executive's employment will be deemed terminated for Disability if Executive becomes disabled for purposes of the long-term disability plan of the Company for which the Executive is eligible, or, in the event that there is no such plan, if the Executive by ill health or other disability is unable to perform substantially and continuously the duties assigned to her for more than one hundred eighty (180) consecutive or non-consecutive days out of any consecutive twelve (12) month period.

        6. NONSOLICITATION. During her employment with the Company and for one
(1) year thereafter, Executive agrees that she will not, either directly or through others, solicit or attempt to solicit any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or business entity.

        7. GENERAL PROVISIONS.

               (a) NOTICES. All notices, requests, consents, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service), to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance herein:

        If to the Company:

                      Women.com Networks LLC
                      1820 Gateway Drive
                      Suite 100
                      San Mateo, CA
                      Facsimile: (650) 378-6599

        If to the Executive:

                      Marleen McDaniel
                      22536 Ravensburg Avenue
                      Los Altos Hills, CA 94024
                      Facsimile:________________________


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               (b) ENTIRE AGREEMENT. This Agreement sets forth the complete, final and exclusive embodiment of the entire agreement between Executive, the Company, Women.com and Hearst with respect to the subject matter hereof. This Agreement is entered into without reliance upon any promise, warranty, or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations, or agreements.

               (c) SEVERABILITY. The Executive acknowledges and agrees that (i) she has had an opportunity to seek the advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants (as hereinafter defined) are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

               (d) DURATION AND SCOPE OF COVENANTS. If any court or other decision-maker of competent jurisdiction determines that any of Executive's covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration and scope of such provisions, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

               (e) SPECIFIC PERFORMANCE. Executive acknowledges and agrees that any breach by her of any of the provisions of paragraph 3, 4 or 6 (the "RESTRICTIVE COVENANTS") would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if Executive breaches, or threatens to commit a breach of, any of the provisions of paragraphs 3, 4 or 6, the Company and its affiliates shall have the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against Executive of restraining orders and injunctions (preliminary, mandatory, temporary or permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or equity (including, without limitation, the recovery of damages).

               (f) SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its heirs, successors, and assigns.

               (g) APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California, as applied to contracts made and to be performed entirely within the State of California without regard to principles of the conflict of laws.

               (h) HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               (i) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.


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        IN WITNESS WHEREOF, the parties have duly authorized and caused this
Agreement to be executed as of the date set forth above.


MARLEEN MCDANIEL,                    WOMEN.COM NETWORKS LLC
AN INDIVIDUAL

/s/ Marleen McDaniel                 By: /s/ Alfred Sikes
-------------------------------         -------------------------------
MARLEEN MCDANIEL

                                     Title:
                                           ----------------------------

                                     WOMEN.COM NETWORKS


                                     By: _/s/ Michael D. Perry
                                        -------------------------------

                                     Title:   CFO
                                           ----------------------------

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                 SIGNATURE PAGE


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                                    EXHIBIT A

                                   BONUS PLAN


                         EXECUTIVE EMPLOYMENT AGREEMENT
                                   EXHIBIT A


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                                    EXHIBIT B

                        PROPRIETARY INFORMATION AGREEMENT


                         EXECUTIVE EMPLOYMENT AGREEMENT
                                   EXHIBIT B